EXHIBIT 5

May 19, 2011	Jenner & Block LLP 353 N. Clark Street Chicago, IL 60654-3456 Tel 312-222-9350 www.jenner.com	Chicago Los Angeles New York Washington, DC

CBOE Holdings, Inc.

400 South LaSalle Street

Chicago, Illinois 60605

Re: Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to CBOE Holdings, Inc. (the “Company”) and are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register 1,759,458 shares of Unrestricted Common Stock, par value $0.01 per share (the “Shares”), of the Company which may from time to time be issued by the Company pursuant to the Plan.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the Plan; (b) the Amended and Restated Certificate of Incorporation of the Company; (c) the Amended and Restated Bylaws of the Company; (d) certain minutes and records of corporate proceedings of the Company; and (e) the Registration Statement and exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company or certificates or comparable documents of public officials and officers and other representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that, when the Registration Statement, including any amendments thereto, shall have become effective under the Act, the Shares, when issued pursuant to and in accordance with the Plan and the respective award, will be validly issued, fully paid and non-assessable.

Our opinion on every legal issue in this letter is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

We hereby consent to the use of our name in the Registration Statement and to filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5 to the Registration Statement on Form S-8. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP